Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
KEMET Corporation:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting  which appear in KEMET Corporation’s Annual Report on Form 10-K for the year ended March 31, 2006, incorporated by reference herein and to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Greenville, South Carolina
February 27, 2007